UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Ethanol Marketing Agreement
     On April 3, 2006, we entered into an Ethanol Marketing Agreement (the “Agreement”) with Archer Daniels Midland Co. (“ADM”), an unrelated party, for the marketing and sale of the ethanol we produce. Pursuant to the Agreement, ADM will pool between 40 and 60 million gallons of our ethanol per year with ethanol it produces. If we produce more than 60 million gallons of ethanol in a year, we may sell the excess to a third party only with ADM’s prior written consent. Alternatively, if we do not produce the minimum amount of 40 million gallons of ethanol, ADM may purchase ethanol elsewhere to cover the shortfall and charge us for any resulting excess costs or expenses it incurs. Pursuant to the Agreement, ADM will pay us the amount it receives from its customers, less expenses and a marketing fee, which is a percentage of the final average net ethanol selling price.
     The initial term of the Agreement will run for two years from the date we begin production. After that, it will automatically renew for successive one-year terms unless terminated by either party upon six months written notice, by mutual agreement, or for cause.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
April 7, 2006	/s/ Tom Lynch
Date	Tom Lynch, President